Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD ANNOUNCES FIRST-QUARTER RESULTS,

UPDATES FULL-YEAR GUIDANCE

•	Delivers record first-quarter sales, up 9 percent, up 11.8 percent in local currencies

•	Reports first-quarter net income per diluted share at high end of guidance

•	Expects solid second-quarter sales, net income per diluted share

•	Raises full-year sales estimate and increases low end of net income per diluted share range

PISCATAWAY, N.J. – April 19, 2006 – American Standard Companies Inc. (NYSE: ASD) today announced first-quarter net income per diluted share of 40 cents in accordance with Generally Accepted Accounting Principles (GAAP). Net income per diluted share was 43 cents excluding the impact of operational consolidation expenses. The company had estimated net income per diluted share of 37-41 cents on a GAAP basis and 39-43 cents on an adjusted basis. Sales for the quarter were a record $2.552 billion, up 9 percent from the prior year and up 11.8 percent excluding the impact of foreign exchange.

GAAP net income for the quarter was $84.1 million, down 32.7 percent from $124.9 million in first quarter 2005. Adjusted net income was down 8.8 percent, including stock option expensing and excluding operational consolidation expenses and a benefit from 2005 tax items of $36.4 million. GAAP net income per diluted share was down 29.8 percent. Adjusted net income per diluted share was down 4.4 percent, including stock option expensing and excluding operational consolidation expenses and tax items.

“Air Conditioning Systems and Services achieved excellent results, with strength in both the commercial and residential parts of the business, and Vehicle Control Systems once again outperformed its markets,” said Fred Poses, chairman and CEO. “Bath and Kitchen performed as we expected – about the same as fourth quarter – as we took actions to rebuild its profitability and continue to build its global competitiveness. During the quarter, each business increased investments for long-term growth, and we supported new product launches with added marketing spending. Our overall results reflected the fundamental strength of our air conditioning business, enabling us to overcome all but 2 cents of the 14-cent net income per share reduction in Bath and Kitchen performance from first quarter last year.”

First-quarter segment income was $198.1 million, down 2 percent compared with $202.1 million during first quarter last year. Segment income as a percent of sales was 7.8 percent, down 0.8 percentage points, and 8.1 percent excluding foreign exchange effects and operational consolidation expenses. Net cash used by operating activities was $11.6 million, $38.4 million better than first quarter last year. Free cash flow represented a use of $61 million, an improvement of $37.6 million over first quarter last year, and included a $50 million pension plan payment typically made in the third quarter. On March 20, the company paid a dividend of 18 cents per share of common stock to shareowners of record on March 1. In addition, the company bought back 4.4 million shares of stock worth $172 million during the quarter.

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2

American Standard First Quarter – 2

SECOND-QUARTER, FULL-YEAR GUIDANCE

“For the second quarter, we expect continued strength in Air Conditioning Systems and Services, solid results in Vehicle Control Systems and improving performance in Bath and Kitchen,” said Poses. “We estimate sales to be up 9-10 percent, and net income per diluted share in the range of 87-93 cents on a GAAP basis and 90-96 cents excluding operational consolidation expenses and benefits from one-time gains.”

In the second quarter 2005, GAAP net income per diluted share was 95 cents. The company started expensing stock options in first quarter this year. Stock option expensing would have reduced second-quarter 2005 GAAP net income per diluted share by 2 cents to 93 cents. On this basis, the estimated second-quarter 2006 GAAP net income per diluted share ranges from flat with the prior year to a decrease of 6 percent. Second-quarter 2005 net income per diluted share was 87 cents when adjusted to include stock option expenses and exclude second-quarter operational consolidation expenses and tax items. The estimated adjusted second-quarter 2006 net income per diluted share represents an increase of 3-10 percent.

“For the year, we’re raising our guidance of 6-7 percent sales growth to 7-8 percent, and we’re increasing the low end of our net income per diluted share estimate from $2.65-$2.80 to $2.70-$2.80,” said Poses. This new 2006 estimate represents a 9-13 percent increase over 2005 on a GAAP basis, including 2005 stock option expensing, and assumes that gains and tax items will substantially offset operational consolidation expenses.

“In addition, we’re on track to achieve our 2006 cash flow targets of $835-$860 million in net cash provided by operating activities and $575-$600 million in free cash flow. We will continue to return cash to shareowners through share repurchases and our quarterly dividend, which we raised 20 percent earlier this year,” said Poses.

FIRST-QUARTER BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.463 billion, up 16.4 percent over first quarter 2005 (up 16.8 percent excluding foreign exchange effects) because of robust residential sales, strong commercial equipment sales, and growing parts, services and solutions sales. Segment income was $130.8 million, up 49.3 percent as pricing, volume, mix and materials savings more than offset the continuing impact of higher commodity costs, labor cost escalations and investments in new products. Adjusted segment income was up 34.7 percent including stock option expensing and excluding operational consolidation expenses and foreign exchange effects.

During the quarter, the company launched its new whole-house residential air cleaning systems, Trane CleanEffects™ and American Standard AccuClean™, to consumers. The systems provide the industry’s most efficient whole-house air cleaning capability, removing up to 99.98 percent of airborne allergens and particles down to a size of 0.3 microns. As part of its comprehensive marketing support, the company began its largest ever national advertising campaign. In addition, the company started production of three commercial products: Tracer ES™, its next generation of enterprise server commercial controls aimed at multi-facility building owners; the Wireless Zone Sensor; and the Precedent 3™ 15-ton rooftop unit with a 13 Seasonal Energy Efficiency Ratio (SEER) rating.

“We have strong momentum in Air Conditioning Systems and Services,” said Poses. “Our successful early conversion to 13 SEER residential systems continues to drive our favorable sales mix, and our launch of Trane CleanEffects and American Standard AccuClean has received enthusiastic support from distributors and dealers and encouraging initial consumer interest. During the quarter, we achieved our highest first-quarter air conditioning margins in five years, and we’re encouraged by the outlook in both the residential and commercial parts of the business.”

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3

American Standard First Quarter – 3

Large contracts signed during the quarter included ones for Atlantis Resort (Paradise Island, Bahamas); Bandar Utama Hotel and Office (Kuala Lumpur, Malaysia); Chi-Mei Fab 6 (Tainan, Taiwan); Danville Independent Schools (Danville, Ky.); Discovery Gardens Phase II (Dubai, United Arab Emirates); Hallmark Homes (Houston, Texas); Hynix Echeon Plant (Echeon, South Korea); Orlando Marriott World Center Hotel and Convention Center (Orlando, Fla.); Nexstar (White Bear Lake, Minn.); Palm Jumeirah Crescent (Jumeirah Palm Island, Dubai, United Arab Emirates); Arthur Rutenberg Homes (Clearwater, Fla.); Seminole Community College (Orlando, Fla.); Service Experts (Plano, Texas); TC Baycor (Atlanta, Ga.); Tanglewood Mall (Roanoke, Va.); Tesco (United Kingdom); Upha Pharmaceuticals (Bangi, Malaysia); Westgate Resorts (Orlando, Fla.); and YMCA Dallas Metro (Dallas, Texas).

BATH AND KITCHEN sales were $608.7 million, up 0.8 percent (up 4.8 percent excluding foreign exchange effects) with growth around the world. GAAP segment income represented a loss of $0.5 million, down from a profit of $44.8 million in first quarter 2005. Adjusted segment income was $7.3 million excluding operational consolidation expenses and foreign exchange effects. The decline in segment income was caused by higher commodity costs, costs to reduce inventory and improve manufacturing efficiency, unfavorable foreign exchange transaction effects, as well as investments related to product launches. These costs exceeded benefits from improved volume, pricing and previous operational consolidations.

In the U.S., initial demand has been good for the recently launched Cadet 3™ toilet, which improves the performance of the long-time popular line. In Europe, Bath and Kitchen introduced new luxury Jado fittings lines and promoted various ceramics suites. In Asia, Bath and Kitchen launched six above-counter vessels aimed at luxury hotels and residences as well as five new fittings lines, including the oval-shaped Ova™ faucet for the luxury segment. The 2006 Bathroom Collections show held in Shanghai showcased these and other leading design products to more than 300 key distributors, dealers, designers and retailers from 13 countries. New commercial sales included ones for Canadian Tire’s 458 locations; Condado Plaza Hotel and Casino (San Juan, Puerto Rico); El Niplito del Sureste (Merida, Mexico); Harrah’s Hotel and Casino (Atlantic City, N.J.); and New York Marriott at the Brooklyn Bridge (Brooklyn, N.Y.).

“We’re working on the right things to improve Bath and Kitchen performance,” said Poses. “In the quarter, we increased availability of higher-value products in Europe, reduced inventory levels and the number of product models, made progress on product launches and started implementation of price increases. Most of these actions added costs this quarter, but will help us deliver improving margins beginning in second quarter.

“In addition, we have announced plans to simplify our new product development and manufacturing as well as administrative support. These plans will result in the elimination of 320-380 jobs in Europe,” said Poses. “They will cost about $18-$21 million ($13-$15 million after taxes), with about $10-$13 million ($7-$9 million after taxes) coming in the second quarter and the rest by year end. We expect annual savings of $13-$15 million ($9-$10 million after taxes) with some benefits in the second half of 2006 and full annualized benefits in 2007. We very carefully consider any plans that affect people’s jobs and believe these and any possible future actions are essential to rebuild Bath and Kitchen’s profitability and continue to build its global competitiveness.”

VEHICLE CONTROL SYSTEMS first-quarter sales were $479.9 million, up 0.2 percent (up 7.7 percent excluding foreign exchange effects) from the prior year’s robust sales. Higher content per vehicle and after-market growth drove the sales increase. Segment income was $67.8 million, down 2.7 percent from the strong first quarter in 2005. Adjusted segment income was up 2.1 percent including stock option expensing and excluding operational consolidation expenses and foreign exchange effects. Higher volume, productivity increases and benefits from previously announced operational consolidations offset the unfavorable impact of typical price reductions and commodity and other cost escalations.

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4

American Standard First Quarter – 4

During the quarter, WABCO won a contract extension to supply compressors to DaimlerChrysler engine facilities in Europe and Brazil. Hyundai Motor Company, a leading Asian commercial vehicle manufacturer, will upgrade its light trucks and buses with WABCO’s hydraulic parking brake. China National Heavy Truck Group Co. Ltd (CNHTC) and Beiqui Foton Motor Company Ltd (FOTON), leading Chinese truck manufacturers, selected WABCO for their anti-lock braking systems. In addition, Yutong Group, a Chinese manufacturer of buses and other products, will install WABCO anti-lock braking systems as standard equipment on its 10-meter export coaches.

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PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s First-Quarter Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for six months. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (719) 457-2626. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the call will be available from 12:30 p.m. EDT on Wednesday, April 19, until 11:59 p.m. EDT on Wednesday, April 26. The replay dial-in number is (719) 457-0820. The passcode is 5147390.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity and commercial vehicle production in the company’s end-markets; (iv) periodic adjustments to litigation reserves, including asbestos liabilities and asbestos insurance recoveries; and (v) the amount and timing of operational consolidation expenses and gains or losses on asset sales and tax items. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2005 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of first-quarter results, several tables follow this news release. The first-quarter 2005 and 2006 results that exclude operational consolidation expenses, tax items, and foreign exchange translation are non-GAAP measures. 2005 includes stock option expensing on a pro forma basis. Total company segment income and free cash flow, other measures used by the company, are also non-GAAP. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management uses free cash flow and segment income to measure the company’s operating performance and analyzes year-over-year changes in segment income with and without the effect of operational consolidation expenses and the impact of foreign exchange translation. Management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

American Standard is a $10.3 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under brands such as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 28 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact: Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com

Additional information is available at http://www.americanstandard.com.

Copyright © 2006 American Standard Inc.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Three Months Ended March 31,
	2006	2005
Sales
Air Conditioning Systems and Services	$1,463.4	$1,257.2
Bath & Kitchen	608.7	604.1
Vehicle Control Systems	479.9	479.0

Total	$2,552.0	$2,340.3

Segment income
Air Conditioning Systems and Services	$130.8	$87.6
Bath & Kitchen	(0.5)	44.8
Vehicle Control Systems	67.8	69.7

Total	198.1	202.1

Equity in net income of unconsolidated joint ventures	10.0	7.8

	208.1	209.9

Interest expense	30.5	29.6
Corporate and other expenses	56.7	53.2

Income before income taxes	120.9	127.1
Income taxes	36.8	2.2

Net income	$84.1	$124.9

Net income per common share:
Basic	$0.41	$0.58

Diluted	$0.40	$0.57

Average outstanding common shares:
Basic	205.1	214.0
Diluted	209.6	220.1

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

	2006	2005
Net income	$84.1	$124.9

FAS 123 Stock Option Expense, net of tax		(5.2)

Pro Forma Net Income, Including Stock Option Expense		119.7

Adjustments:
Operational consolidation expenses, net of tax	5.3	14.8
Tax Items	—	(36.4)

Adjusted net income	$89.4	$98.1

Pro Forma net income per diluted common share		$0.55

Adjusted net income per diluted common share	$0.43	$0.45

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information on backlog and information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2006 compared with 2005 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Three Months Ended March 31,
	Reported 2006	Reported 2005	% Chg vs. 2005	% Chg vs. 2005 Adjusted (1)
Air Conditioning Systems and Services
Sales	1,463.4	1,257.2	16.4%	16.8%
Segment Income	130.8	87.6	49.3%	34.7%
Segment Income as a Percentage of Sales	8.9%	7.0%	1.9 pts	1.2 pts
Backlog	762.1	671.4	13.5%	14.0%
Bath & Kitchen
Sales	608.7	604.1	0.8%	4.8%
Segment Income	(0.5)	44.8	-101.1%	-84.7%
Segment Income as a Percentage of Sales	-0.1%	7.4%	-7.5 pts	-6.7 pts
Vehicle Control Systems
Sales	479.9	479.0	0.2%	7.7%
Segment Income	67.8	69.7	-2.7%	2.1%
Segment Income as a Percentage of Sales	14.1%	14.6%	-0.5 pts	-0.8 pts
Backlog	792.9	789.2	0.5%	7.1%
Total Company
Sales	2,552.0	2,340.3	9.0%	11.8%
Segment Income	198.1	202.1	-2.0%	-2.3%
Segment Income as a Percentage of Sales	7.8%	8.6%	-0.8 pts	-1.2 pts
Net Income Applicable to Common Shareholders	84.1	124.9	32.7%
Net Income / Applicable to Common Shareholders as a Percentage of Sales	3.3%	5.3%	-2.0 pts

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

(1) Excluding the impact of foreign exchange translational effects and operational consolidation expenses, includes stock option expense for all periods:
	2006
Segment Income Reconciliation	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	130.8	(0.5)	67.8	198.1
Operational Consolidation Expenses	0.5	6.0	1.5	8.0
Foreign Exchange Translational Effects	0.3	1.8	4.9	7.0

Adjusted Segment Income	131.6	7.3	74.2	213.1

	2005
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	87.6	44.8	69.7	202.1
Operational Consolidation Expenses	12.8	3.9	3.7	20.4
Stock Option Expense	(2.7)	(1.0)	(0.7)	(4.4)

Adjusted Segment Income	97.7	47.7	72.7	218.1

American Standard Companies Inc.

2006 Earnings Per Share Reconciliation

(Unaudited)

	Q2 2006	FY 2006
Net Income Reported	$179.1 - $192.5	$558.9 - $579.6
Operational Consolidation Expenses, net of tax	11.0 - 12.0	26.0 - 28.0
Asset Sales and Tax Items	(4.0)	(26.0) - (28.0)

Adjusted Net Income	$187.1 - $199.5	$558.9 - $579.6

Reported EPS	$0.87 - $0.93	$2.70 - $2.80
Adjusted EPS	$0.90 - $0.96	$2.70 - $2.80
Diluted Shares	207.0	207.0

2005 Earnings Per Share Reconciliation
(Unaudited)

	Q2 2005	FY 2005
Net Income Reported	$207.9	$556.3
FAS 123 Stock Option Expense	(4.9)	(19.2)

Pro Forma Net Income	203.0	537.1
Operational Consolidation Expenses, net of tax	16.2	47.2
30% Tax Rate Timing	4.8	—
Other Tax Items	(36.4)	(46.9)

Adjusted Net Income	187.6	537.4

Reported EPS	$0.95	$2.56
Pro Forma EPS	$0.93	$2.48
Adjusted EPS	$0.87	$2.48

Note: The presentation of adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	March 31, 2006	December 31, 2005
Current Assets:
Cash and cash equivalents	$223.6	$390.7
Accounts receivable, less allowance for doubtful accounts:	1,279.7	1,161.3
Mar. 2006 - $48.2; Dec. 2005 - $46.9
Inventories:
Finished products	730.1	659.8
Products in process	247.0	228.2
Raw materials	213.8	190.2

	1,190.9	1,078.2
Future income tax benefits	91.3	99.3
Other current assets	357.2	336.7

Total Current Assets	3,142.7	3,066.2
Facilities, less accumulated depreciation:	1,629.7	1,622.2
Mar. 2006 - $1,153.9; Dec. 2005 - $1,101.9
Goodwill	1,178.0	1,152.9
Capitalized software, less accumulated amortization:	192.6	200.6
Mar. 2006 - $341.1; Dec. 2005 - $321.8
Debt issuance costs, net of accumulated amortization:	12.6	13.9
Mar. 2006 - $34.5; Dec. 2005 - $33.1
Long-term asbestos receivable	382.6	384.0
Long-term future income tax benefits	93.5	93.5
Investment in associated companies	103.2	98.2
Other assets	216.0	236.3

Total Assets	$6,950.9	$6,867.8

Current Liabilities:
Loans payable to banks	$77.9	$17.5
Current maturities of long-term debt	2.5	2.6
Accounts payable	950.4	844.5
Accrued payrolls	336.2	339.5
Current portion of warranties	175.5	181.9
Taxes on income	86.7	91.8
Other accrued liabilities	760.5	751.1

Total Current Liabilities	2,389.7	2,228.9

Long-Term Debt	1,714.7	1,676.1

Other Long-Term Liabilities
Reserve for post-retirement benefits	601.8	631.6
Long-term portion of asbestos liability	670.2	673.0
Long-term portion of warranties	260.8	246.7
Deferred taxes on income	128.3	131.1
Other liabilities	349.7	357.9

Total Liabilities	6,115.2	5,945.3

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,770,296 in 2006; 251,769,794 in 2005; and shares outstanding: 203,228,241 in 2006; 206,741,396 in 2005	2.5	2.5
Capital surplus	848.1	834.4
Treasury stock	(1,332.2)	(1,181.4)
Retained earnings	1,623.8	1,576.5
Foreign currency translation effects	(194.9)	(212.6)
Deferred gain on hedge contracts, net of tax	7.0	20.9
Minimum pension liability adjustment, net of tax	(118.6)	(117.8)

Total Shareholders’ Equity	835.7	922.5

Total Liabilities & Shareholders’ Equity	$6,950.9	$6,867.8

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Three Months Ended March 31,
	2006	2005
Cash provided by operating activities:
Net Income	$84.1	$124.9

Adjustments to reconcile net income to net cash provided by operating activities	(95.7)	(174.9)

Net cash used by operating activities	(11.6)	(50.0)

Other deductions or additions to reconcile to Free Cash Flow:
Proceeds from initial sale of receivables, net	—	—
Purchases of property, plant, equipment and computer software	(49.4)	(53.8)
Proceeds from disposals of property	—	5.2

Free cash flow	$(61.0)	$(98.6)

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2006 Estimate		2005
Net cash provided by operating activities		$835.0 - 860.0	$820.4

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	Approx.	(285.0)	(337.1)
Proceeds from disposals of property	Approx.	25.0	28.2

Free cash flow		$575.0 - 600.0	$511.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.